Exhibit 99.2

DATALINK CORPORATION

Unaudited Consolidated Financial Statements

September 30, 2016

DATALINK CORPORATION

CONSOLDIATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2016 (Unaudited)	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$44,850	$39,397
Short-term investments	29,955	20,579
Accounts receivable, net	133,414	163,900
Lease receivable	5,277	3,895
Inventories, net	6,767	7,997
Current deferred customer support contract costs	123,218	124,705
Inventories shipped but not installed	11,160	16,616
Income tax receivable	2,947	—
Other current assets	2,330	3,251

Total current assets	359,918	380,340

Property and equipment, net	8,340	7,963
Goodwill	47,101	47,101
Finite-lived intangibles, net	5,145	9,256
Deferred customer support contract costs, non-current	65,970	60,240
Deferred taxes	9,714	9,177
Long-term lease receivable	4,750	7,017
Other assets	600	703

Total assets	$501,538	$521,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Floor plan line of credit	$31,696	$24,340
Accounts payable	44,439	73,959
Lease payable	4,712	3,643
Accrued commissions	7,111	3,687
Accrued sales and use taxes	2,323	3,782
Accrued expenses, other	8,339	6,998
Deferred taxes	—	4,492
Customer deposits	3,640	4,398
Current deferred revenue from customer support contracts	147,670	151,619
Other current liabilities	486	1,050

Total current liabilities	250,416	277,968

Deferred revenue from customer support contracts, non-current	77,659	72,262
Long-term lease payable	3,369	5,857
Long-term income tax payable	1,493	—
Other liabilities, non-current	1,669	942

Total liabilities	334,606	357,029

Stockholders’ equity:
Common stock, $.001 par value, 50,000,000 shares authorized, 22,389,689 and 22,627,322 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	22	23
Additional paid-in capital	116,810	114,431
Retained earnings	50,100	50,314

Total stockholders’ equity	166,932	164,768

Total liabilities and stockholders’ equity	$501,538	$521,797

The accompanying notes are an integral part of these consolidated financial statements.

DATALINK CORPORATION

CONSOLDIATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales:
Products	$108,023	$123,871	$322,329	$339,394
Services	75,949	74,161	225,468	216,621

Total net sales	183,972	198,032	547,797	556,015

Cost of sales:
Cost of products	$89,011	$104,181	$262,069	$278,149
Cost of services	61,997	58,970	182,720	171,345

Total cost of sales	151,008	163,151	444,789	449,494

Gross profit	32,964	34,881	103,008	106,521
Operating expenses:
Selling and marketing	15,854	16,376	49,525	52,087
General and administrative	6,608	6,262	20,734	19,746
Engineering	7,923	7,602	23,966	24,470
Integration and transaction costs	739	419	923	939
Amortization of intangibles	1,336	1,746	4,111	5,652

Total operating expenses	32,460	32,405	99,259	102,894

Earnings from operations	504	2,476	3,749	3,627
Other income (expense):
Interest income	125	114	405	241
Interest expense	(86)	(66)	(234)	(203)
Other, net	21	—	(166)	—

Earnings before income taxes	564	2,524	3,754	3,665
Income tax expense (benefit)	18	1,210	(222)	1,704

Net earnings	$546	$1,314	$3,976	$1,961

Net earnings per common share:
Basic	$0.03	$0.06	$0.19	$0.09

Diluted	$0.03	$0.06	$0.18	$0.09

Weighted average common shares outstanding:
Basic	21,118	22,060	21,102	22,004

Diluted	21,835	22,833	21,600	22,585

The accompanying notes are an integral part of these consolidated financial statements.

DATALINK CORPORATION

CONSOLDIATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net earnings	$3,976	$1,961
Adjustments to reconcile net earnings to net cash provided by operating activities:
Change in fair value of trading securities	(111)	16
Provision for bad debts	91	155
Depreciation	2,276	2,425
Amortization of finite-lived intangibles	4,111	5,652
Deferred income taxes	(537)	(986)
Stock-based compensation expense	3,537	4,264
Changes in operating assets and liabilities:
Accounts receivable, net and leases receivable	31,280	19,218
Inventories	6,686	(7,455)
Deferred costs/revenues/customer deposits, net	(3,553)	2,430
Accounts payable and leases payable	(30,939)	(21,681)
Accrued expenses	3,306	(4,916)
Income tax receivable	(2,947)	—
Income tax payable	(2,999)	2,451
Other	1,186	2,786

Net cash provided by operating activities	15,363	6,320

Cash flows from investing activities:
Purchases, sales and maturities of trading securities, net	(9,265)	(3,588)
Purchase of property and equipment	(2,653)	(3,029)

Net cash provided by (used in) investing activities	(11,918)	(6,617)

Cash flows from financing activities:
Net proceeds (payments) from floor plan line of credit	7,356	(2,150)
Repurchase of common stock	(4,191)	(174)
Excess tax (benefit) from stock compensation	(383)	166
Tax withholding payments reimbursed by restricted stock	(774)	(891)

Net cash provided by (used in) financing activities	2,008	(3,049)

Increase (decrease) in cash and cash equivalents	5,453	(3,346)
Cash and cash equivalents, beginning of period	39,397	27,725

Cash and cash equivalents, end of period	$44,850	$24,379

Supplementary cash flow information:
Cash paid for income taxes	$6,642	$269
Cash received for income tax refunds	$1	$88
Cash paid for interest expense	$222	$139

The accompanying notes are an integral part of these consolidated financial statements.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Basis of Presentation

We have prepared the interim consolidated financial statements included in this Form 10-Q without an audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). We have condensed or omitted certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, pursuant to such rules and regulations. You should read these consolidated financial statements in conjunction with the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2015.

The consolidated financial statements presented herein as of September 30, 2016 and December 31, 2015, and for the three and nine months ended September 30, 2016 and 2015, reflect, in the opinion of management, all adjustments (which consist only of normal, recurring adjustments) necessary for a fair presentation of the financial position and the results of operations and cash flows for the periods presented. Management makes estimates and assumptions affecting the amounts of assets, liabilities, revenues and expenses we report and our disclosure of contingent assets and liabilities as of the date of the consolidated financial statements. The results of the interim periods are not necessarily indicative of the results for the full year. Accordingly, you should read these consolidated financial statements in conjunction with the audited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2015. Actual results could differ materially from these estimates and assumptions.

Recently Issued Accounting Standards

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), seeking to eliminate diversity in practice related to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in ASU 2016-15 address eight specific cash flow issues and apply to all entities, including both business entities and not-for-profit entities that are required to present a statement of cash flows under FASB Accounting Standards Codification (FASB ASC) 230, Statement of Cash Flows. The amendments in ASU 2016-15 are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. We are in the process of determining our implementation approach for this standard and assessing the impact it may have on our consolidated financial statements.

In April 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2016-10, Identifying Performance Obligations and Licensing (“ASU 2016-10”). ASU 2016-10 clarifies, among other things, the accounting guidance in ASU 2014-09 regarding how an entity will determine whether promised goods or services are separately identifiable, which is an important consideration in determining whether to account for goods or services as a separate performance obligation. In March 2016, the FASB issued Accounting Standards Update 2016-08, Revenue from Contracts with Customers (Topic 606) — Principal versus Agent Considerations (“ASU 2016-08”). ASU 2016-08 clarifies the implementation guidance for principal versus agent considerations in ASU 2014-09. We must adopt ASU 2016-10 and ASU 2016-08 with ASU 2014-09. The provisions of ASU 2014-09 are effective for interim and annual periods beginning after December 15, 2017. We are in the process of determining our implementation approach for this standard and assessing the impact it may have on our consolidated financial statements.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In March 2016, the FASB issued Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which amends ASC Topic 718, Compensation — Stock Compensation. ASU 2016-09 includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. ASU 2016-09 is effective for public entities for annual reporting periods beginning after December 15, 2016, and interim periods within that reporting period. Early adoption is permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. We are in the process of determining our implementation approach for this standard and assessing the impact it may have on our consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842) (“ASU 2016-02”), which is the final standard on the accounting for leases. ASU 2016-02 was issued in three parts: (a) Section A, “Leases: Amendments to the FASB Accounting Standards Codification,” Section B, “Conforming Amendments Related to Leases: Amendments to the FASB Accounting Standards Codification,” and Section C, “Background Information and Basis for Conclusions.” While both lessees and lessors are affected by the new guidance, the effects on lessees are much more significant. The most significant change for lessees is the requirement under the new guidance to recognize right-of-use assets and lease liabilities for all leases not considered short-term leases. By definition, a short-term lease is one in which: (a) the lease term is 12 months or less and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect an accounting policy by class of underlying asset under which right-of-use assets and lease liabilities are not recognized and lease payments are generally recognized as expense over the lease term on a straight-line basis. This change will result in lessees recognizing right-of-use assets and lease liabilities for most leases currently accounted for as operating leases under the legacy lease accounting guidance. For many entities, this could significantly affect the financial ratios they use for external reporting and other purposes, such as debt covenant compliance. ASU 2016-02 is not effective until 2019 for calendar year public business entities and 2020 for all other calendar year entities. We are in the process of determining our implementation approach for this standard and assessing the impact it may have on our consolidated financial statements.

In January 2016, the FASB issued Accounting Standards Update 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which is the final standard on the recognition and measurement of financial instruments. ASU 2016-01 applies to all entities that hold financial assets or owe financial liabilities and represents the finalization of just one component of the FASB’s broader financial instruments project. The most far-reaching ramification of ASU 2016-01 is the elimination of the available-for-sale classification for equity securities and a new requirement to carry those equity securities with readily determinable fair values at fair value through net income. Other notable changes brought about by ASU 2016-01 involve: (a) applying a practicability exception from fair value accounting to equity securities that do not have a readily determinable fair value, (b) assessing the need for a valuation allowance for a deferred tax asset related to an available-for-sale debt security, (c) applying the fair value option to liabilities and the treatment of changes in fair value attributable to instrument-specific credit risk and (d) adding disclosures and eliminating certain disclosures. ASU 2016-01 is not effective until 2018 for calendar year public business entities, certain provisions can be early adopted by public business entities in financial statements that have not been issued, and by other entities, in financial statements that have not been made available for issuance. We are in the process of determining our implementation approach for this standard and assessing the impact it may have on our consolidated financial statements.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In September 2015, the FASB issued Accounting Standards Update 2015-16, Accounting for Measurement Period Adjustments in a Business Combination (“ASU 2015-16”), which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 will be effective for annual and interim reporting periods beginning after December 15, 2015, although early adoption is permitted. The adoption of this standard did not have a material impact on our consolidated financial statements.

In July 2015, the FASB issued Accounting Standards Update 2015-11, Simplifying the Measurement of Inventory (“ASU 2015-11”), which simplifies the subsequent measurement of inventory by replacing the lower of cost or market test with a lower of cost or net realizable value (NRV) test. NRV is calculated as the estimated selling price less reasonably predictable costs of completion, disposal and transportation. ASU 2015-11 is effective for fiscal years and for interim periods within those fiscal years beginning after December 15, 2016, and prospective adoption is required. We do not anticipate the adoption of this standard will have a material impact on our consolidated financial statements.

In July 2015, the FASB deferred the effective date of guidance that was originally issued in May 2014 in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. ASU 2014-09 is intended to provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets; and provide more useful information to users of financial statements through improved revenue disclosure requirements. The provisions of ASU 2014-09 will now be effective for interim and annual periods beginning after December 15, 2017. We are in the process of determining our implementation approach for this standard and assessing the impact it may have on our consolidated financial statements.

Entry into Merger Agreement

On November 6, 2016, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Insight Enterprises, Inc., a Delaware corporation (“Parent”), and Reef Acquisition Co., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into our company and our company will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of our common stock (other than shares held (1) by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of our company or Parent, and (2) by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or who have not otherwise lost dissenters’ rights under Minnesota law with respect to such shares), will be cancelled and automatically converted into the right to receive $11.25 cash, without interest.

Each party’s obligation to consummate the Merger is subject to satisfaction or waiver of a number of conditions set forth in the Merger Agreement.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

2.	Net Earnings per Share

We compute basic net earnings per share using the weighted average number of shares outstanding. Diluted net earnings per share amounts include the effect of common stock equivalents, if any, for each period. Diluted net earnings per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless their effect is anti-dilutive. The following table computes basic and diluted net earnings per share (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net earnings	$546	$1,314	$3,976	$1,961

Basic:
Shares used in the computation of basic net earnings per share	21,118	22,060	21,102	22,004

Net earnings per share – basic	$0.03	$0.06	$0.19	$0.09

Diluted:
Shares used in the computation of basic net earnings per share	21,118	22,060	21,102	22,004
Employee and non-employee director stock options	143	84	126	142
Restricted stock that has not vested	574	689	372	439

Shares used in the computation of diluted net earnings per share	21,835	22,833	21,600	22,585

Net earnings per share – diluted	$0.03	$0.06	$0.18	$0.09

We excluded the following restricted stock grants that have not vested from weighted average common shares outstanding used in the computation of basic net earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Restricted common stock that has not vested	1,284,680	1,300,718	1,286,744	1,356,691

We excluded the following restricted stock grants that have not vested from the computation of diluted earnings per share as their effect would have been anti-dilutive:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Restricted common stock that has not vested	1,333	104,834	1,333	54,427

3.	Stockholders’ Equity

Repurchase of stock:

On September 14, 2015, our board of directors approved a stock repurchase program authorizing the repurchase of shares of our common stock in the open market or in privately negotiated purchases, or both, at an aggregate purchase price of up to $10 million. The timing and amount of any future share repurchases will be determined by our management based on market conditions and other factors. The repurchase

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

programs are conducted pursuant to Rule 10b-18 of the Securities Exchange Act of 1934. The share repurchase program is expected to be completed by December 31, 2016. Under this program, we may from time to time purchase our outstanding common stock in the open market at management’s discretion, subject to share price, market conditions and other factors. The common stock repurchase program does not obligate us to repurchase any dollar amount or number of shares. During the nine months ended September 30, 2016, we repurchased 600,000 shares of our common stock at a total purchase price of $4.2 million under this program. As of September 30, 2016, we were authorized to repurchase additional shares of our common stock at a total purchase price of up to $992,000 under the stock repurchase program.

Restricted Stock:

Total stock-based compensation expense related to restricted stock was $1.2 million and $1.1 million for the three months ended September 30, 2016 and 2015, respectively. Total stock-based compensation expense related to restricted stock was $2.9 million and $4.0 million for the nine months ended September 30, 2016 and 2015, respectively. Unrecognized stock-based compensation expense related to restricted stock was $5.7 million at September 30, 2016, which we will amortize ratably through February 2021.

The following table summarizes our restricted stock activity for the nine months ended September 30, 2016:

	Number of Shares	Weighted Average Grant-Date Fair Value
Restricted stock at January 1, 2016	985,078	$11.19
Granted	715,140	7.69
Cancelled	(115,492)	10.82
Shares vested	(300,046)	11.28

Restricted stock at September 30, 2016	1,284,680	$9.25

Stock Options:

Total stock-based compensation expense related to stock options was $161,000 and $0 for the three months ended September 30, 2016 and 2015, respectively. Total stock-based compensation expense related to stock options was $359,000 and $0 for the nine months ended September 30, 2016 and 2015, respectively. Unrecognized stock-based compensation expense related to stock options was $1.2 million at September 30, 2016, which we will amortize through February 2020.

The following table represents stock option activity for the nine months ended September 30, 2016:

	Number of Shares	Weighted Average Grant-Date Fair Value	Weighted Average Remaining Contract Life in Years	Aggregate Intrinsic Value
Outstanding options as of January 1, 2016	454,700	$3.51		$1,497,023
Options granted	444,620	6.92
Options cancelled	(3,000)	8.17
Options exercised	(1,200)	5.21

Outstanding options as of September 30, 2016	895,120	$5.19	6.07	$4,855,290

Exercisable options as of September 30, 2016	453,500	$3.50	2.79	$3,222,950

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On June 6, 2016 we granted 30,600 stock options to certain executives. Vesting of these options is based solely on the recipient’s continued service as follows: 1/3 of the shares or units vest upon the first grant anniversary date, 1/3 of the shares or units vest upon the second grant anniversary date, and 1/3 of the shares or units vest upon the third grant anniversary date, provided that the individual remains employed by us through such dates. We use the Black-Scholes option pricing model to estimate the fair value of stock options. The weighted-average fair value per option on the date of grant was $4.21. The fair value of stock options was estimated at the grant date using the following weighted average assumptions:

2016
Risk-free interest rate	1.4%
Expected dividend yield	0
Expected volatility factor	54.3%
Expected option holding period	6 years

On February 26, 2016 we granted 414,020 stock options to certain executives. Vesting of these options is based solely on the recipient’s continued service as follows: 50% of the shares or units vest upon the second grant anniversary date, 25% of the shares or units vest upon the third grant anniversary date, and 25% of the shares or units vest upon the fourth grant anniversary date, provided that the individual remains employed by us through such dates. We use the Black-Scholes option pricing model to estimate the fair value of stock options. The weighted-average fair value per option on the date of grant was $3.51. The fair value of stock options was estimated at the grant date using the following weighted average assumptions:

2016
Risk-free interest rate	1.4%
Expected dividend yield	0
Expected volatility factor	54.1%
Expected option holding period	6 years

Other:

Effective January 1, 2014 and pursuant to Deferred Stock Unit (“DSU”) Master Agreements, each member of our board of directors may elect to receive DSUs with a fair value equivalent to a percentage of each quarterly installment of the annual cash retainer for non-employee directors to which that member would otherwise be entitled for service as a Datalink director. In addition, each member of our board of directors may elect to receive a DSU award equal to a percentage of the award of shares of restricted stock to which that member would otherwise have been entitled as the equity component of the annual retainer. Annual DSUs are awarded during the second quarter but vest and become non-forfeitable on each of June 30, 2015, September 30, 2015, December 31, 2015 and March 31, 2016, provided the board member remains in service with Datalink. We will issue one share in payment and settlement of each vested DSU subject to the Master DSU Agreement following a termination of that board member’s service with Datalink.

We recognized expenses of $111,000 and $60,000 during the three months ended September 30, 2016 and 2015, respectively, related to awards of 13,537 shares and 10,047 shares, respectively, of fully vested common stock to members of our board of directors. Of the 13,537 shares of fully vested stock awarded to members of our board of directors during the three months ended September 30, 2016, 4,905 shares were DSUs. Of the 10,047 shares of fully vested stock awarded to members of our board of directors during the three months ended September 30, 2015, 4,047 shares were DSUs. During the nine months ended September 30, 2016 and 2015, we recognized expenses of $311,000 and $279,000, respectively, related to

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

awards of 36,996 shares and 30,765 shares, respectively, of fully vested common stock to members of our board of directors. Of the 36,996 shares of fully vested stock awarded to members of our board of directors during the nine months ended September 30, 2016, 13,736 shares were DSUs. Of the 30,765 shares of fully vested stock awarded to members of our board of directors during the nine months ended September 30, 2015, 14,265 shares were DSUs. Unrecognized stock-based compensation expense related to unvested awards of shares to members of our board of directors was $210,000 at September 30, 2016, which we will recognize through March 2017.

4.	Income Taxes

We base the provision for income taxes upon estimated annual effective tax rates in the tax jurisdictions in which we operate. For the three months ended September 30, 2016 and 2015, our annual effective tax rate was 28.2% and 41.8%, respectively, excluding discrete items. For the nine months ended September 30, 2016 and 2015, our annual effective tax rate was 36.3% and 41.8%, respectively, excluding discrete items. The decrease in our tax rate for the three and nine months ended September 30, 2016, as compared to the same periods in 2015 is primarily due to the estimated impact of federal and state Research & Development tax credits (“R&D credits”) for 2016. Without the estimated 2016 R&D credit, the annual effective tax rate would have been 44.6% and 42.7% for the three months and nine months ended September 30, 2016, respectively. We expect our annual effective tax rate for 2016 to be approximately 36.3%.

As part of the process of preparing financial statements, we estimate federal and state income taxes. Management estimates the actual current tax and assesses temporary differences resulting from different treatments for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we include within our consolidated balance sheets. Management must then assess the likelihood that we will realize deferred tax assets, and has concluded that all deferred tax assets, with the exception of capital loss carryovers, are expected to be realized. For the three and nine months ended September 30, 2016, we recorded an income tax expense of $18,000 and an income tax benefit of $222,000 with an effective tax rate of 3.2% and (5.9%), respectively, inclusive of discrete items. We recognized a discrete tax benefit of $141,000 and $1.6 million during the three and nine months ended September 30, 2016, respectively. The discrete adjustments include tax benefits for federal and state R&D credits claimed, net of accrued liabilities and interest related to the IRS audit for 2012, 2013 and 2014.

Included in the gross balance of unrecognized tax benefits at September 30, 2016 and December 31, 2015 are potential benefits of $2.5 million and $209,000, respectively, that, if recognized, would impact the effective tax rate. We anticipate the settlement of unrecognized tax benefits associated with the IRS audit in the next 12 months.

We classify income tax-related interest and penalties arising as a component of income tax expense. For the nine months ended September 30, 2016 and 2015, we had $210,000 and $0, respectively, of accrued interest or penalties which are included in the gross balance above.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. As of September 30, 2016, we were no longer subject to federal income tax examinations for taxable years before 2012. We are currently under IRS examination for the 2012-2014 tax years and have recorded a reserve for unrecognized tax benefits for the estimated tax and interest associated with this ongoing examination.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Our ability to utilize a portion of our net operating loss carryforwards to offset future taxable income may be subject to certain limitations under Section 382 of the Internal Revenue Code due to changes in our equity ownership. As a result of the acquisition of Bear Data Solutions, Inc. (“Bear Data”) in October 2014, utilization of U.S. net operating losses and tax credits of Bear Data are subject to annual limitations under Internal Revenue Code Sections 382 and 383, respectively.

5.	Goodwill and Finite-Lived Intangible Assets

We assess the carrying amount of our goodwill for potential impairment annually or more frequently if events or a change in circumstances indicate that impairment may have occurred. We perform an impairment test for finite-lived assets, such as intangible assets, and other long-lived assets, such as fixed assets, whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Circumstances that could represent triggering events and therefore require an interim impairment test of goodwill or evaluation of our finite-lived intangible assets or other long-lived assets include the following: loss of key personnel, unanticipated competition, higher or earlier than expected customer attrition, deterioration of operating performance, significant adverse industry, economic or regulatory changes or a significant decline in market capitalization.

We have only one operating and reporting unit that earns revenues, incurs expenses and makes available discrete financial information for review by our chief operations decision maker. Accordingly, we complete our goodwill impairment testing on this single reporting unit.

In conducting the annual impairment test of our goodwill, qualitative factors are first examined to determine whether the existence of events or circumstances indicate that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, a two-step impairment test is applied. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of our market capitalization with the carrying value of our net assets. If our total market capitalization is at or below the carrying value of our net assets, we perform the second step of the goodwill impairment test to measure the amount of impairment loss we record, if any. We consider goodwill impairment test estimates critical due to the amount of goodwill recorded on our consolidated balance sheets and the judgment required in determining fair value amounts.

Goodwill was $47.1 million as of each of September 30, 2016 and December 31, 2015. We conducted our annual goodwill impairment test as of December 31, 2015, our last measurement date. Based on this analysis, we determined that there was no impairment to goodwill. We will continue to monitor conditions and changes that could indicate impairment of our recorded goodwill.

At each of September 30, 2016 and December 31, 2015, we determined that no triggering events had occurred and our finite-lived assets and long-lived assets were not impaired.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Identified intangible assets are summarized as follows (in thousands):

		As of September 30, 2016			As of December 31, 2015
	Amortizable Period (years)	Gross Assets	Accumulated Amortization	Net Assets	Gross Assets	Accumulated Amortization	Net Assets
Customer relationships	5-8	$36,943	$(32,235)	$4,708	$36,943	$(28,440)	$8,503
Service agreement	4	67	(67)	—	67	(67)	—
Certification	2	467	(467)	—	467	(467)	—
Covenant not to compete	3	848	(720)	128	848	(627)	221
Trademarks	3	1,153	(844)	309	1,153	(621)	532
Order backlog	3 months- 1 year	2,614	(2,614)	—	2,614	(2,614)	—

Total identifiable intangible assets		$42,092	$(36,947)	$5,145	$42,092	$(32,836)	$9,256

Amortization expense for identified intangible assets is recorded in operating expenses within our consolidated statements of operation and is summarized below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Customer relationships	$1,231	$1,641	$3,795	$5,073
Covenant not to compete	31	31	93	93
Trademarks	74	74	223	222
Order backlog	—	—	—	264

Total identified intangible assets	$1,336	$1,746	$4,111	$5,652

Based on the identified intangible assets recorded at September 30, 2016, scheduled future amortization expense is as follows (in thousands):

Remainder of 2016	$1,046
2017	2,649
2018	900
2019	550

$5,145

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

6.	Short-Term Investments

Our short-term investments consist of commercial paper and corporate bonds. We categorize these investments as trading securities and record them at fair value. We classify investments with maturities of 90 days or less from the date of purchase as cash equivalents; investments with maturities of greater than 90 days from the date of purchase but less than one year generally as short-term investments; and investments with maturities of greater than one year from the date of purchase generally as long-term investments. The following table summarizes our short-term investments (in thousands):

	At September 30, 2016				At December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
Commercial paper	$29,948	$17	$10	$29,955	$11,981	$9	$2	$11,988
Corporate bonds	—	—	—	—	8,701	—	110	8,591

Total	$29,948	$17	$10	$29,955	$20,682	$9	$112	$20,579

Our $30.0 million of short-term investments at September 30, 2016 is comprised of commercial paper with maturities within one year and interest rates ranging from 0.5% to 1.1%.

7.	Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which it would transact and the assumptions that market participants would use when pricing the asset or liability. We apply fair value measurements for both financial and nonfinancial assets and liabilities. We have no nonfinancial assets or liabilities that require measurement at fair value on a recurring basis as of September 30, 2016.

The fair value of our financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, floor plan line of credit and accrued expenses, approximate cost because of their short maturities.

We use the three-level fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair values. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

•	Level 1 — Unadjusted quoted prices available in active markets for the identical assets or liabilities at the measurement date.

•	Level 2 — Significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly.

•	Level 3 — Significant unobservable inputs that we cannot corroborate by observable market data and thus reflect the use of significant management judgment. We generally determine these values using pricing models based on assumptions our management believes other market participants would make.

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The fair value hierarchy requires the use of observable market data when available. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, we determine the fair value measurement based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following table sets forth, by level within the fair value hierarchy, the accounting of our financial assets and/or liabilities at fair value on a recurring basis as of September 30, 2016 and December 31, 2015 according to the valuation techniques we used to determine their fair value(s).

	Fair Value Measurements (in thousands)
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At September 30, 2016:
Cash and cash equivalents	$44,850	$44,850	$—	$—
Short term investments	29,955	—	29,955	—

Total assets measured at fair value	$74,805	$44,850	$29,955	$—

At December 31, 2015:
Cash and cash equivalents	$39,397	$39,397	$—	$—
Short term investments	20,579	—	20,579	—

Total assets measured at fair value	$59,976	$39,397	$20,579	$—

8.	Sales-Type Leases Receivables and Sales-Leaseback Arrangements

We occasionally enter into sales-type lease agreements with our customers resulting from the sale of certain products. Our lease receivables are recorded at cost within the accounts receivable and long-term lease receivables balances on our consolidated balance sheets and are due in installments over the lives of the leases. Cash received and applied against the receivable balance is recorded within changes in operating assets and liabilities in the net cash provided by operating activities section of the consolidated statements of cash flows. Finance income is derived over the term of the sales-type lease arrangement as the unearned income on financed sales-type leases is earned. Unearned income is amortized over the life of the lease using the interest method. The present value of net investment in sales-type lease receivables of $9.7 million and $10.4 million at September 30, 2016 and December 31, 2015, respectively, is reflected net of unearned interest income of $326,000 and $492,000 at September 30, 2016 and December 31, 2015, respectively. As of September 30, 2016, scheduled maturities of minimum lease payments receivable were as follows for the fiscal years ending December 31 (in thousands):

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Remainder of 2016	$2,348
2017	3,890
2018	3,102
2019	632
2020	33
Thereafter	22

10,027
Less: Current portion	(5,277)

Long-term sales-type lease receivable	$4,750

Lease receivables are individually evaluated for impairment. In the event we determine that a lease receivable may not be paid, we include in our allowance an amount for the outstanding balance related to the lease receivable. At September 30, 2016, there were no material amounts past due related to lease receivables.

Our lease receivables typically generate monthly cash inflows with average lease durations of 24 to 36 months. To better match cash outflows related to these receivables, we occasionally finance the equipment associated with our leases receivable through sales-leaseback arrangements over a period commensurate with the receivable. Gains associated with these sales are deferred in accordance with the accounting for sales-leaseback transactions and are amortized over the lives of the related lease agreements. As of September 30, 2016, our contractual cash obligations for future minimum lease payments were as follows for the fiscal years ending December 31 (in thousands):

Remainder of 2016	$1,960
2017	3,533
2018	2,429
2019	112
2020	33
Thereafter	14

8,081
Less: Current portion	(4,712)

Long-term sales-type lease receivable	$3,369

Of the $8.1 million of contractual cash obligations for future minimum lease payments at September 30, 2016, $322,000 represented interest.

9.	Line of Credit

On July 17, 2013, we entered into a Credit Agreement (“Credit Agreement”) with Castle Pines Capital LLC (“CPC”), an affiliate of Wells Fargo Bank, National Association (“Wells Fargo”). The Credit Agreement provided for a channel finance facility (“Floor Plan Line of Credit”) and a revolving facility (“Revolving Facility” and, together with the Floor Plan Line of Credit, “Combined Facility”) in a maximum combined aggregate amount of $40 million. On May 21, 2015, we entered into the Second Amendment to Credit Agreement (the “Amended Agreement”), which provides an increase to the Combined Facility for a maximum combined aggregate borrowing amount of $75 million. Under the Amended Agreement, borrowing under the Revolving Facility cannot exceed the lesser of (i) $75 million minus the amount outstanding under the Floor Plan Line of Credit or (ii) a borrowing base consisting of 85% of certain eligible accounts and 100% of channel financed inventory, subject to CPC’s ability to impose reserves in the future. The Floor Plan Line of Credit will finance certain purchases of inventory by

DATALINK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

us from vendors approved by CPC, and the Revolving Facility may be used for working capital purposes and permitted acquisitions.

The amounts outstanding under the Revolving Facility bear interest at a per annum rate of 2.0% above Wells Fargo’s one-month LIBOR rate (approximately 0.53% at September 30, 2016). Advances under the Floor Plan Line of Credit will not bear interest so long as they are paid by the applicable payment due date and advances that remain outstanding after the applicable payment due date will bear interest at a per annum rate of LIBOR plus 4%. Under the Credit Agreement, we were obligated to pay quarterly to CPC an unused commitment fee equal to 0.50% per annum on the average daily unused amount of the Combined Facility, with usage including the sum of any advances under either the Floor Plan Line of Credit or the Revolving Facility. The Amended Agreement eliminates the unused commitment fee. The Combined Facility and certain bank product obligations owed to Wells Fargo or its affiliates are secured by substantially all of our personal property. The Amended Agreement terminates on January 9, 2018 and we will be obligated to pay certain prepayment fees if the Credit Agreement is terminated prior to that date.

The Amended Agreement contains customary representations, warranties, covenants and events of default, including but not limited to, covenants restricting our ability to (i) grant liens on our assets, (ii) make certain fundamental changes, including merging or consolidating with another entity or making any material change in the nature of our business, (iii) make certain dividends or distributions, (iv) make certain loans or investments, (v) guarantee or become liable in any way on certain liabilities or obligations of any other person or entity, or (vi) incur certain indebtedness.

The Amended Agreement contains certain covenants regarding our financial performance, including (i) a minimum tangible net worth of at least $30 million and (ii) a minimum quarterly free cash flow requirement, which requires us to have free cash flow of at least $5 million at the end of each fiscal quarter for the trailing twelve-month period then ended. As of December 31, 2015, we were in compliance with the aforementioned financial covenants as set forth in the Amended Agreement. However, subsequent to September 30, 2016, we notified CPC that we did not have free cash flow of at least $5 million at the end of the fiscal quarter ended September 30, 2016, and we requested a waiver of the relevant provision of the Amended Agreement. On October 31, 2016, we entered into the Fourth Amendment to Credit Agreement, which modifies the minimum quarterly free cash flow requirement such that, at any time and from time to time that our cash as reported on our fiscal quarterly consolidated balance sheet is less than $25,000,000, we shall have free cash flow of at least $1.00 at the end of such fiscal quarter for the trailing twelve-month period then ended, and shall continue to have free cash flow of at least $1.00 at the end of our trailing twelve-month period ending each fiscal quarter thereafter, until such time as our cash as reported on our fiscal quarterly consolidated balance sheet is greater than $25,000,000, commencing December 31, 2015 and continuing at the end of each fiscal quarter thereafter.

Of the $75 million maximum borrowing amount available at September 30, 2016 under the Combined Facility, advances of $31.7 million and $24.3 million were outstanding on the Floor Plan Line of Credit at September 30, 2016 and December 31, 2015, respectively, related to the purchase of inventory from certain vendors.